Exhibit 99.1

Kroger Announces Kevin Brown and Amanda Sourry
Elected to Kroger Board of Directors
Bobby Shackouls Announces Retirement from Board

CINCINNATI, January 27, 2021 -- The Kroger Co. (NYSE: KR) today announced that Kevin Brown and Amanda Sourry have been elected to the company's board of directors.

The company also announced that Bobby Shackouls is retiring from Kroger’s board after more than 21 years of service.

“We are grateful to Bobby for his more than two decades of service on the Kroger Board of Directors, including five years as lead independent director,” said Rodney McMullen, Kroger’s chairman and CEO. “The board and the entire Kroger family wish Bobby, his wife Judy, and their family all the best in retirement.”

Kevin Brown Elected to Kroger Board of Directors

Mr. Brown serves as executive vice president of global operations and chief supply chain officer for Dell Technologies, a leading global technology company. He spent two decades in progressive leadership positions at Dell, including chief procurement officer, where he has also established himself as an authority on sustainable business practices.

Mr. Brown earned a B.S. in Mechanical Engineering from the University of Massachusetts at Amherst and an M.S. in Engineering Management from George Washington University. He serves as a member of the National Committee of the Council on Foreign Relations, the Board of the Congressional Black Caucus Foundation, and the Executive Leadership Council.

Amanda Sourry Elected to Kroger Board of Directors

Ms. Sourry served as president of North America for Unilever until her retirement in December 2019. She held leadership roles of increasing responsibility during her more than 30 years at Unilever, both in the U.S. and Europe, including president of global foods, executive vice president of global hair care, and executive vice president of the firm’s UK and Ireland business.

Ms. Sourry earned a M.A. from Cambridge University. She currently serves on the Board of PVH Corp.

“We are delighted to welcome Kevin and Amanda to Kroger,” said McMullen. “Amanda brings to Kroger extensive global marketing and business experience in consumer packaged goods, including overseeing Unilever’s digital efforts. Kevin combines deep global supply chain and procurement expertise with a track record of sustainability and resilience leadership that will benefit our business and shareholders. They will both be tremendous assets to Kroger’s Board of Directors.”

Mr. Brown and Ms. Sourry are elected to serve until Kroger's annual meeting of shareholders in June 2021. At that time, they will stand for election by the shareholders.

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

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Investors: Rebekah Manis (513) 762-4969